Exhibit 99.1

For more information:

Joe Zanco, President and CEO

(337) 948-3033

For Immediate Release

Release Date: February 2, 2022

Catalyst Bancorp, Inc. Names Jacques Bourque, CPA, Chief Financial Officer

Opelousas, Louisiana – Catalyst Bancorp, Inc. (Nasdaq: "CLST") (the "Company"), the parent company for St. Landry Homestead Federal Savings Bank (the "Bank") (www.stlandryhomestead.com), announced today that Jacques Bourque, CPA, has been named Chief Financial Officer (“CFO”) of the Company and Bank.

"Jacques is a rising star in the CPA profession due to his high level of technical proficiency and ability to engage others," said Joe Zanco, President and Chief Executive Officer of the Company and Bank.  “Having just turned 29 in November, he becomes the youngest public bank CFO in the country.  Jacques has already demonstrated his dynamism and proficiency to us, and we expect him to build systems within our company that give us insight and reporting capabilities rarely seen in companies our size.”

“We have an outstanding financial team focused on producing high quality information to help us invest our resources effectively,” said Bourque.  “Couple that with the incredible character, energy and drive throughout the bank, and we have great confidence in our ability to build a company that has significant impact across Acadiana.”

Mr. Bourque joined the company as Treasurer in October 2021. Previously, he served as Senior Accountant for Home Bank, N.A., where he played a key role in financial reporting and analysis.  He graduated summa cum laude with a bachelor’s degree in accounting from Louisiana State University and a master’s degree in business administration from the University of Louisiana at Lafayette.  He is an officer for the Acadiana Chapter of the Society of Louisiana Certified Public Accountants and serves as the Emerging CPA Council Representative for the chapter.

Jutta Codori, the Company and Bank’s previous CFO, will transition into the Senior Administrative Officer role where she will focus on human resource management and Board of Director’s administrative duties.

About St. Landry Homestead Federal Savings Bank

Founded in 1922, St. Landry Homestead Federal Savings Bank is a federally chartered savings bank serving the banking needs of customers in the Acadiana region of south-central Louisiana. We serve our customers through six full-service branches located in Carencro, Eunice, Lafayette, Opelousas, and Port Barre. Our team is focused on fueling business and improving lives across our region. By working together, we can grow our economy and provide our children with the opportunity to raise their families in Acadiana.